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                                                             Exhibit (a)(5)(vii)

PROGRESSIVE                                                                 NEWS
                                                                         RELEASE
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The Progressive Corporation                                     COMPANY CONTACT:
6300 Wilson Mills Road                                            Thomas A. King
Mayfield Village, Ohio                                            (440) 395-2260
http://www.progressive.com

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          THE PROGRESSIVE CORPORATION ANNOUNCES PRELIMINARY RESULTS OF
                          "DUTCH AUCTION" TENDER OFFER

MAYFIELD VILLAGE, OHIO - October 18, 2004 - The Progressive Corporation (NYSE:
PGR) today announced the preliminary results of its modified "Dutch auction" tender offer to purchase up to 17.1 million of its Common Shares, $1.00 par value. The tender offer expired at 12:00 midnight, New York City time, on Friday, October 15, 2004.

A preliminary count by the depositary for the tender offer indicates that approximately 16.9 million Common Shares were properly tendered at prices at or below $88 per share and not withdrawn, including approximately 6.7 million shares tendered pursuant to notices of guaranteed delivery. Because shareholders tendered less than 17.1 million Common Shares, the Company anticipates that the tendered shares will not be subject to proration. As a result, the Company expects to purchase approximately 16.9 million Common Shares at a purchase price of $88 per share. These figures are based on preliminary results and are subject to verification and proper delivery of shares tendered pursuant to notices of guaranteed delivery.

The final number of Common Shares accepted for purchase will be determined and announced promptly after the final results of the tender offer are available, which the Company expects to be completed within 5 business days. The Company will then promptly commence payment for the Common Shares accepted for purchase, and all other tendered shares (if any) will be returned to the tendering shareholders.

All inquiries concerning the tender offer should be directed to the information agent, Morrow & Co., Inc., at (800) 607-0088, or to the dealer manager for the tender offer, J.P. Morgan Securities, Inc., at (866) 262-0777.

The Progressive group of insurance companies ranks third in the nation for auto insurance based on premiums written. The companies that offer insurance directly (by phone at 1-800-PROGRESSIVE and online at progressive.com) market their products and services through the Progressive Direct brand, while the companies that offer insurance through more than 30,000 independent agencies and insurance brokers in the U.S. market their products and services through the Drive Insurance from Progressive brand. The Common Shares of The Progressive Corporation, the holding company, are publicly traded at NYSE:PGR. More information can be found at progressive.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements regarding the anticipated purchase of Common Shares by The Progressive Corporation from its shareholders pursuant to its modified "Dutch auction" tender offer. Statements in this release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation: uncertainties related to estimates, assumptions and projections generally; the risk that shareholders who tendered shares pursuant to a Notice of Guaranteed Delivery will not deliver the shares, as required; risks associated with the conditions to the tender offer as described in the Offer to Purchase dated September 14, 2004, as amended, which was distributed to shareholders; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.